================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                ANDATACO, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                ANDATACO, INC.
                              10140 Mesa Rim Road
                              San Diego, CA 92121

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 8, 1999

                               ----------------

TO THE STOCKHOLDERS OF ANDATACO, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Andataco, Inc., a Massachusetts corporation (the "Company"), will be held on Thursday, April 8, 1999 at 10:00 a.m. Pacific daylight time at 10140 Mesa Rim Road, San Diego, CA 92121 for the following purposes:

    1. To elect four directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending October 31, 1999.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on February 16, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Diane Wong
                                          Clerk
San Diego, California
March 1, 1999

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                ANDATACO, INC.
                                10140 Mesa Rim
                              San Diego, CA 92121

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 April 8, 1999

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the Board of Directors of Andataco, Inc., a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, April 8, 1999 at 10:00 a.m. Pacific daylight time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 10140 Mesa Rim Road, San Diego, California. The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 1, 1999 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Class A Common Stock (the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

  Only holders of record of Common Stock at the close of business on February 16, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on February 16, 1999, the Company had outstanding and entitled to vote 23,819,399 shares of Common Stock.

  Except as provided below, each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. With respect to the election of directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to four votes for each share held. Each stockholder may give one candidate, who has been nominated prior to voting, all the votes such stockholder is entitled to cast or may distribute such votes among as many such candidates as such stockholder chooses. (However, no stockholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes). Unless the proxyholders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's executive office, 10140 Mesa Rim Road, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

  The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is October 29, 1999. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2000 annual meeting of stockholders notifies the Company of such matter prior to January 15, 2000, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  The Company's directors are elected annually to serve until the next Annual Meeting and until each such director's successor shall have been duly elected and qualified, or until such director's earlier death, resignation or removal. There are four nominees for the four Board positions presently authorized in the Company's By-laws. Each nominee listed below is currently a director of the Company, all such directors having been elected by the stockholders at the 1998 Annual Meeting of Stockholders.

  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

  The four candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

   The Board of Directors Recommends a Vote in Favor of Each Named Nominee.

Nominees

  The names of the nominees and certain information about them are set forth below:

        Name                               Age                Positions Held
        ----                               ---                --------------
 Harris Ravine...........................   56 Chairman of the Board of Directors and
                                                Chief Executive Officer of the Company;
                                                Chairman of the Board of Directors and
                                                Chief Executive Officer of ANDATACO of
                                                California
 W. David Sykes..........................   42 Vice Chairman of the Board of Directors and
                                                President of the Company; Vice Chairman of
                                                the Board of Directors and President of
                                                ANDATACO of California
 Cornelius P. McMullan...................   59 Director of the Company
 Melville Straus.........................   60 Director of the Company

  Harris Ravine has served as director of the Company since November 1995. He was elected Chairman of the Board and appointed Chief Executive Officer of the Company in June 1997. Mr. Ravine has served as Chief Executive Officer and as Chairman of the Board of Directors of ANDATACO of California, a California corporation and wholly-owned subsidiary of the Company ("ANDATACO of California") since June 1997. From 1995 through May 1997, Mr. Ravine was a principal in BI Capital, a private venture capital group investing in technology and medical start-up opportunities. From 1985 to 1994, Mr. Ravine held senior executive positions with Storage Technology Corporation, most recently as Executive Vice President, Chief Administrative Officer and Group Officer for midrange and UNIX applications. Mr. Ravine is a member of the board of directors of Amplicon Financial, Inc., a publicly-held financial services company.

  W. David Sykes has served as a director of the Company since June 1997. He founded ANDATACO of California in November 1986 and served as its President and Chief Executive Officer until June 1997, at which time Mr. Sykes was elected Vice Chairman of the Board of Directors of the Company and appointed President of the Company. Mr. Sykes remains President of ANDATACO of California, and also serves as Vice Chairman of the Board of Directors of ANDATACO of California. He has served as a director of ANDATACO of California since November 1986.

  Cornelius P. McMullan has served as a director of the Company since January 1996. Since January 1997 he has been Executive Vice President of Ardent Software, Inc. (formerly VMARK Software, Inc.), a software company, and served as Independent Technology Consultant of Ardent from January 1996 to December 1996. From December 1992 through January 1996, he was President and Chief Executive Officer of Sequoia Systems, Inc., a computing technology company.

  Melville Straus has served as director of the Company since September 1997. Mr. Straus is Managing Principal of Straus Asset Management, LLC, a partnership which invests in small cap stocks, which he formed in January 1998. He remains a limited principal at Weiss, Peck & Greer, an investment management firm, which he joined in 1973. His primary responsibilities while at Weiss, Peck & Greer were as head of the Small Cap Growth Group, member of the Executive Committee, President and Trustee of the WPG Tudor Fund and the WPG Growth Fund and Executive Vice President and Trustee of the WPG Growth and Income Fund.

Board Committees and Meetings

  During the fiscal year ended October 31, 1998, the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee recommends to the Board the independent accountants to be retained by the Company, meets with the accountants at least annually to review the results of the annual audit and discuss the financial statements, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. McMullan and Straus. During the fiscal year 1998, the Audit Committee held two meetings.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. McMullan and Straus. During the fiscal year 1998, the Compensation Committee held one meeting.

  During the fiscal year ended October 31, 1998, each Board member attended 100% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  PROPOSAL 2
             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent accountants for the fiscal year ending October 31, 1999 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers has been the Company's independent accountant since June 1997. Representatives of PricewaterhouseCoopers will have an opportunity to make a statement at the Annual Meeting if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of PricewaterhouseCoopers as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  In June 1997, a wholly-owned subsidiary of the Company merged with and into ANDATACO of California, at which time ANDATACO of California became a wholly-owned subsidiary of the Company (the "Merger"). Prior to the Merger, Deloitte & Touche LLP ("Deloitte & Touche") had served as the Company's independent accountants, and PricewaterhouseCoopers had served as ANDATACO of California's independent accountants. PricewaterhouseCoopers, as independent accountants for ANDATACO of California, were consulted by ANDATACO of California's management on the proposed accounting for the Merger. The new management of the Company following the Merger determined to engage PricewaterhouseCoopers as the Company's independent accountants after completion of the Merger and so notified Deloitte & Touche. On June 10, 1997, the Company's Board of Directors ratified management's decision to engage PricewaterhouseCoopers as the Company's independent accountants for the fiscal year ending October 31, 1997.

  The reports of Deloitte & Touche for the two fiscal years ended December 31, 1995 and 1996 do not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, financial statement disclosure or practice, except that the report for the year ended December 31, 1996 included an explanatory paragraph related to an uncertainty regarding the ability of the Company (prior to the Merger) to continue as a going concern. Moreover, during such two fiscal years and any subsequent interim period preceding the date of the Company's change in accountants, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with their report. The Company has furnished a copy of the disclosure contained in this section to Deloitte & Touche requesting such firm to respond as to whether it agrees with the information set forth herein relating to such firm. Deloitte & Touche has responded that it agrees with the statements made herein with respect to such firm.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers.

       The Board of Directors Recommends a Vote in Favor of Proposal 2.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of January 31, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                         Beneficial Ownership
                                                                  (1)
                                                         ---------------------
                                                         Number of  Percent of
                      Beneficial Owner                     Shares     Total
                      ----------------                   ---------- ----------
   W. David Sykes (2)................................... 18,021,281    75.7%
   Harris Ravine (3)....................................    350,550       *
   Melville Straus(4)...................................     42,000       *
   Richard A. Hudzik....................................     40,000       *
    8889 Ragweed Court
    San Diego, Ca 92129
   Cornelius McMullan (5)...............................     31,800       *
   All executive officers and directors as a group (5
    persons) (6)........................................ 18,485,631    77.6%

--------
 * Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,819,399 shares outstanding on January 31, 1999, adjusted as required by rules promulgated by the SEC. Except as shown otherwise in the table the address of each stockholder listed is in care of the Company at 10140 Mesa Rim Road, San Diego, California 92121.

(2) Includes 1,034,083 shares held in trust for the Sykes Children's Trust with respect to which Mr. Sykes disclaims beneficial ownership and 16,987,198 shares held in trust for the Sykes Family Trust. As trustee of the Sykes Family Trust, Mr. Sykes, acting as trustee, has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares.

(3) Includes 350,550 shares subject to options exercisable within 60 days of January 31, 1999.

(4) Includes 2,000 shares subject to options exercisable within 60 days of January 31, 1999. Mr. Straus is Mr. Sykes' uncle.

(5) Includes 31,800 shares subject to options exercisable within 60 days of January 31, 1999.

(6) Includes 384,350 shares subject to options exercisable within 60 days of January 31, 1999.

Compliance with Section 16(a) of the Securities Exchange Act of 1934, As
Amended

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for the form 3s required to be filed by Jack Corrao and Diane Wong following their appointment as officers of the Company in August 1998. These reports instead were filed on January 14, 1999

                            EXECUTIVE COMPENSATION

Compensation of Directors

  Each non-employee director of the Company receives a meeting fee of $2,000 for each meeting of the Board which he attends in person and a meeting fee of $1,000 for each meeting of the Audit Committee and the Compensation Committee of the Board which he attends in person as a member of such committee. No additional fees are payable for any meeting of any committee of the Board which is held in connection with a meeting of the Board or for any conference call meeting of the Board or any committee of the Board. The members of the Board of Directors are also eligible for reimbursement for their reasonable out-of-pocket expenses incurred in connection with such director's travel to and attendance at Board and Committee meetings in accordance with Company policy. In the fiscal year ended October 31, 1998, the total compensation paid to non-employee directors was $14,000.

  In addition, all of the directors who are not employees of the Company are eligible to participate in the 1993 Director Stock Option Plan (the "Directors' Plan"). Option grants under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code and are nondiscretionary. Each non-employee director is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an initial option to purchase 10,000 shares of Common Stock of the Company upon election as a director. The exercise price of options granted under the Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan become exercisable as to 20% of the option shares on the date one year after the date of grant and 20% of the option shares become exercisable at each subsequent annual meeting thereafter, provided that the optionee has, during the period beginning on the date of grant for such option and ending on such vesting date, continuously served as a non-employee director. Furthermore, an additional option for 2,000 shares is automatically granted to each non-employee director upon annual reelection as a director, which option will become exercisable at the commencement of business on the first annual meeting thereafter, with such option becoming exercisable only if the non-employee director is a member of the Board at the opening of business on the date of such subsequent annual meeting. The term of options granted under the Directors' Plan is ten years from the date of grant. In the event of a change of control of the Company, an optionee would be entitled to receive upon exercise and payment in accordance with the terms of the option, the same shares the optionee would have been entitled to receive under the option.

  During the last fiscal year, the Company granted an option to purchase 2,000 shares of Common Stock each to Messrs. McMullan and Straus for their services as a director. As of October 31, 1998, options to purchase an aggregate of 32,000 shares had been granted under the Directors' Plan, and no such options had been exercised.

Compensation of Executive Officers

  The following table shows for the fiscal years ended October 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its other three most highly compensated executive officers who earned in excess of $100,000 at October 31, 1998, and two former executive officers who departed from the Company during the last fiscal year (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                 Long-Term
                                                                Compensation   All Other
  Name and Principal             Annual Compensation (1)           Awards     Compensation
       Position                -------------------------------  ------------  ------------
                                                     Other         Shares
                        Fiscal                       Annual      Underlying
                         Year   Salary     Bonus  Compensation    Options
                        ------ --------    -----  ------------  ------------
Harris Ravine..........  1998  $287,500                           275,000(7)
  Chief Executive
   Officer               1997  $125,000                           700,000(7)
W. David Sykes.........  1998  $237,500             $200,004(6)
  President              1997  $104,167(5)          $193,992(6)
Arun Taneja (2)........  1998  $133,797                           400,000
  Senior Vice President
   of Marketing
Jack Corrao............  1998  $100,000                            80,000
  Vice President of
   Operations
Peter W. Bell(3).......  1998  $145,000                           190,000(8)
  Former Vice President  1997  $ 50,000                           480,000(8)
   of Worldwide Sales
Richard A. Hudzik(4)...  1998  $101,250                            25,000       $106,000(9)
  Former Vice            1997  $ 56,250    $3,375
   President--Finance,
   Chief Financial
   Officer, Treasurer
   and Clerk

--------
(1) As permitted by rules promulgated by the SEC, no amounts are shown with respect to perquisites where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.

(2) Mr. Taneja was appointed Senior Vice President of Marketing effective February 1998.

(3) Mr. Bell resigned from the Company effective July 31, 1998.

(4) Mr. Hudzik resigned from the Company effective July 31, 1998.

(5) Mr. Sykes received an aggregate salary of $729,000 in 1997 by ANDATACO of California prior to the Merger. See "Employment Agreements."

(6) Mr. Sykes and the Company entered into a noncompetition agreement in connection with the Merger pursuant to which the Company is obligated to pay Mr. Sykes $1,000,020, payable in 60 equal monthly installments of $16,667 per month. See "Employment Agreements."

(7) An option to purchase 700,000 shares of Common Stock was granted to Mr. Ravine pursuant to an employment agreement entered into between ANDATACO of California and Mr. Ravine in May 1997. Such option was amended on November 5, 1997, pursuant to which the number of shares underlying the option was reduced from 700,000 to 475,000 by canceling 225,000 shares which were subject to performance-based vesting. Mr. Ravine was granted an additional option on November 5, 1997 to purchase 275,000 shares of the Company's Common Stock. See "Employment Agreements."

(8) An option to purchase 480,000 shares of Common Stock was granted to Mr. Bell pursuant to an employment offer letter dated July 9, 1997. Such option was amended on November 5, 1997, pursuant to which the number of shares underlying the option was reduced from 480,000 to 320,000 by canceling 160,000 shares which were subject to performance-based vesting. Mr. Bell was granted an additional option on November 5, 1997 to purchase 190,000 shares of the Company's Common Stock. See "Employment Agreements." Mr. Bell's options terminated on October 31, 1998.

(9) Pursuant to an employment offer letter entered into between Andataco and Mr. Hudzik, ANDATACO of California was obligated to issue 51 shares of ANDATACO of California's Common Stock to Mr. Hudzik upon consummation of the Merger. Such shares were converted into 92,199 shares of the Company's Common Stock. The dollar amount shown in the table reflects the Company's stock price of $1.125 as quoted on Nasdaq on June 3, 1997.

Stock Option Grants And Exercises

  The Company grants options to its executive officers under the 1997 Equity Incentive Plan (the "1997 Plan") and the 1996 Consolidated Equity Plan (the "1996 Plan"). As of January 31, 1999, options to purchase a total of 1,512,695 shares and 737,000 shares were outstanding under the 1997 Plan and the 1996 Plan, respectively. Options to purchase 1,182,305 shares and 568,000 shares remained available for grant under the 1997 Plan and the 1996 Plan, respectively, in addition to shares that might in the future be returned to the 1997 Plan or 1996 Plan as a result of cancellations or expirations of options. 633,500 shares remained available for future grant under the Company's 1991/1993 Consolidated Equity Plan (the "1993 Plan"), in addition to shares that might in the future be returned to the 1993 Plan as a result of cancellations or expirations of options. The Company currently does not, and in the future does not intend to, grant any options under the 1993 Plan.

Option Grants in the Last Fiscal Year

  The following table sets forth certain information regarding each grant of stock options made during the fiscal year ended October 31, 1998 to each of the Named Executive Officers:

                                           Individual Grants
                            -----------------------------------------------------
                                                                                      Potential
                                                                                  Realizable Value
                                                                                         at
                                                                                   Assumed Annual
                                                                                        Rates
                                              % of Total                           of Stock Price
                              Number           Options                              Appreciation
                            of Shares         Granted to                           for Option Term
                            Underlying        Employees      Exercise                    (3)
                             Options              In          Price    Expiration -----------------
     Name                    Granted        Fiscal Year (1) ($/sh) (2)    Date     5% ($)  10% ($)
     ----                   ----------      --------------  ---------- ---------- -------- --------
   Harris Ravine...........  275,000(4)          13.5%        $1.75      11/5/07  $303,188 $765,188
   Arun Taneja.............  200,000(5)(6)        9.8           .75      2/09/08    94,500  238,500
                             200,000(4)           9.8           .69     10/01/08    86,940  219,420
   Jack Corrao.............   10,000(4)             *           .75       8/5/08     4,725   11,925
                              50,000(4)(6)        2.5           .75      10/7/07    20,885   51,549
                              20,000(5)(6)        1.0           .75       6/8/08     9,132   22,973
   Peter Bell..............  190,000(7)           9.4          1.75      11/5/07   209,475  528,675
   Richard Hudzik..........   25,000(8)           1.2          1.69       6/8/08    26,531   67,236

--------
 *   Less than one percent

(1) Based on options to purchase 2,031,000 shares of Common Stock granted to employees in the last fiscal year, including the Named Executive Officers.

(2) On September 10, 1998, all existing stock options held by participating employees with an exercise price in excess of $0.88 per share were converted to stock options having a per share exercise price of $0.75, the fair market value of the Common Stock at the time of conversion (the "Repriced Options"). No portion of the Repriced Options are exercisable prior to September 11, 1999.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4) The shares underlying the options vest 25% one year from the date of grant, and 25% for each full year thereafter.

(5) The shares underlying the options vest 20% one year from the date of grant, and 20% for each full year thereafter.

(6) Represents Repriced Options not exercisable prior to September 11, 1999.

(7) Mr. Bell's options terminated on October 31, 1998.

(8) Mr. Hudzik's options terminated on October 31, 1998.

Aggregated Fiscal Year-End Option Values

  There were no option exercises by the Named Executive Officers during the fiscal year ended October 31, 1998. The following table sets forth information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers as of October 31, 1998:

                                 Number of Shares        Value of Unexercised
                              Underlying Unexercised         In-the-Money
                                    Options at                Options at
                                Fiscal Year-End (1)        Fiscal Year End(2)
                             ------------------------- -------------------------
     Name                    Exercisable Unexercisable Exercisable Unexercisable
     ----                    ----------- ------------- ----------- -------------
   Harris Ravine............   350,550      436,450          --            --
   Arun Taneja..............        --      400,000          --       $12,000
   Jack Corrao..............        --       80,000          --            --

--------
(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) Amounts reflected are based upon $0.75 closing sales price of the underlying shares of Common Stock, as reported on the Nasdaq SmallCap Market on October 31, 1998, minus the exercise price of the options and do not indicate that the optionee sold such stock.

Employment Agreements

  The Company and W. David Sykes entered into an employment agreement in June 1997 (the "Sykes Employment Agreement"). Pursuant to the Sykes Employment Agreement, Mr. Sykes was hired as President of the Company. The initial term of the Sykes Employment Agreement ends June 30, 2002, with additional one-year terms renewed unless Mr. Sykes or the Company elect not to extend such term. Mr. Sykes' initial annual base salary under the Sykes Employment Agreement is $250,000 with cash bonuses up to an amount equal to 50% of Mr. Sykes' then base salary if the Company meets certain quantified objectives based on an annual bonus plan approved by the Board each year during the term of his employment. Effective August 1, 1998, Mr. Sykes and the Company agreed to reduce his salary to $200,000 in connection with the Company's cost restructuring. If Mr. Sykes' employment is terminated by the Company without cause he is entitled to receive his annual base salary of $250,000 for the number of (or part thereof for any partial) year(s) remaining under the Sykes Employment Agreement plus any unpaid bonus. In the event that Mr. Sykes' employment is terminated within 12 months after a change in control of the Company, he is entitled to receive as severance an amount equal to eighteen months of his annual base salary plus any unpaid bonus. The Sykes Employment Agreement also provides for additional benefits including term life insurance and a car allowance.

  The Company and Mr. Sykes entered into a noncompetition agreement (the "Noncompetition Agreement") in June 1997, pursuant to which Mr. Sykes agreed not to compete with ANDATACO of California, solicit customers or employees of ANDATACO of California or its affiliates or disclose any confidential information. As consideration for entering into the Noncompetition Agreement, Mr. Sykes will receive 60 monthly payments of $16,667 for a total of $1,000,020. Mr. Sykes' obligation not to compete terminates at the earliest of
(i) June 3, 2002, (ii) the Company's failure to make payments as described herein, or (iii) the Company's failure to make payments pursuant to the Sykes Employment Agreement.

  In June 1997, ANDATACO of California and Harris Ravine entered into an employment agreement (the "Ravine Employment Agreement"). Under the Ravine Employment Agreement, Mr. Ravine was hired as Chief Executive Officer of ANDATACO of California. The initial term of the Ravine Employment Agreement ends June 30, 2002, with additional one-year terms renewed unless the Company or Mr. Ravine elect not to extend the Ravine Employment Agreement. Mr. Ravine's initial annual base salary under the Ravine Employment Agreement is $300,000, and he will be eligible to receive cash bonuses up to an amount equal to 50% of Mr. Ravine's then base salary if ANDATACO of California meets certain quantified objectives based on an annual business plan approved by the Board each year during the term of his employment. Effective August 1, 1998, Mr. Ravine and the Company agreed to reduce his salary to $250,000 in connection with the Company's cost restructuring. As additional consideration for entering into the Ravine Employment Agreement, upon consummation of the Merger, the Company granted Mr. Ravine an option to purchase 700,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Pursuant to the Ravine Employment Agreement, (i) 250,000 shares of the Company's Common Stock underlying the option vest and become exercisable monthly and ratably during the first year of the Ravine Employment Agreement;
(ii) an additional 225,000 shares will vest (and the option will become exercisable with respect to such shares) in four equal installments over the next four years; and (iii) the remaining 225,000 shares would vest (and the option would become exercisable with respect to such shares) over the same four years, but only if the Company met certain objectives. Such stock option was amended on November 5, 1997 to reduce the number of underlying shares by 225,000, which number represents those shares subject to performance-based vesting identified in (iii) above. Mr. Ravine was granted an additional option on November 5, 1997, to purchase 275,000 shares of the Company's Common Stock. Such shares shall vest at the rate of 68,750 per year at the end of each year during the four-year period commencing on November 5, 1997. If Mr. Ravine's employment is terminated by the Company without cause he is entitled to receive an amount equal to 18 months of his annual base salary of $300,000 plus any unpaid bonus pursuant to the Ravine Employment Agreement. In the event that Mr. Ravine's employment with the Company is terminated within 12 months of a change of control of the Company, Mr. Ravine is entitled to receive as severance an amount equal to 18 months of this annual base salary plus any unpaid bonus. The Ravine Employment Agreement also calls for additional benefits, including term life insurance and a car allowance.

  Pursuant to an employment offer letter entered into between the Company and Arun Taneja on January 27, 1998, Mr. Taneja receives an annual salary of $165,000 and a quarterly cash bonus of up to $25,000 if certain financial objectives are met. In addition, Mr. Taneja was granted an option to purchase up to 200,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. If Mr. Taneja's employment is terminated by the Company without cause he is entitled to receive an amount equal to six months of his annual base salary if such termination occurs during the first three years of employment and 12 months of his annual base salary if such termination occurs after three years of employment with Company.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                        ON EXECUTIVE COMPENSATION(/1/)

  The Compensation Committee of the Board of Directors (the "Compensation Committee") during the year ended October 31, 1998 was composed of Messrs. McMullen and Strauss. None of the members of the Compensation Committee is a current or former officer or employee of the Company. The Compensation Committee is responsible for setting and administering the Company's policies governing employee compensation and administering the Company's equity incentive plans.

Compensation Philosophy

  The compensation policies adopted by the Compensation Committee are designed to (i) align compensation with business objectives and performance; (ii) attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company; and (iii) motivate the Company's executive officers and other key employees to enhance long-term stockholder value. Key elements of this philosophy are:

  . The Company's salaries must be competitive with comparable open systems storage companies with which the Company competes for highly qualified and experienced executives. To date, the Compensation Committee has relied on its members' experience in working with other comparable companies to ensure executive salaries are competitive.

--------
(/1/The)material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

  . The Company maintains annual incentive programs sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

  . The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as stockholders as well as employees.

  The Committee's objective is to set executive compensation within a range which the Compensation Committee believes is comparable to the average range of compensation set by companies of similar size in the open systems storage market. The group of comparable companies is not necessarily the same as the companies included in the market indices included in the performance graph on page 13 of this Proxy Statement. The primary components of executive compensation are base salary, short- and long-term cash incentives and long-term equity incentives. Each year, the Compensation Committee reviews the criteria upon which all aspects of employee compensation are based.

  Base Salary. In fiscal year 1998 base salaries for executive officers other than the Chief Executive Officer were set at competitive levels based primarily on the recommendation of the Chief Executive Officer and assisted by the Compensation Committee's analysis of published compensation surveys reflecting compensation data for computer technology companies. Annual adjustments were made to maintain base salaries at levels competitive with comparable companies and to maintain an equitable relationship between the base salaries of executive officers and overall merit increases for the Company's other employees. In the case of any executive officer joining the Company, base salary was also determined as one component of a total compensation package that had to be competitive with compensation granted by the executive's prior employer and/or other opportunities that might be available to the executive.

  Annual Incentive Compensation. The amount of the bonus component in the total compensation plan for executive officers is established at the beginning of each year (or upon employment, in the case of newly hired executives). The percentage of potential direct cash compensation that this component represents varies for each officer, and for executive officers other than the Chief Executive Officer it is based on the recommendation of the Chief Executive Officer and the Compensation Committee's assessment of incentives in comparable positions in other companies. In 1998 each quarter's bonus component was only payable if the Company reported a pre-tax profit for the quarter, and 50% of each executive officer's bonus component was based on the Company's broader corporate performance against its financial plan for revenues and/or results of operations. The other half of each executive officer's bonus was based on performance against business objectives related to the individual executive officer's responsibilities, including quantified objectives and, in certain cases, other management objectives that were expected to provide future competitive advantage for the Company. Examples of such individualized objectives included development of sales and service channels, introduction and sales of new products and programs, and management of manufacturing and financial resources. For all executive officers other than the Chief Executive Officer, the quantified business objectives were determined on a quarterly basis by the Chief Executive Officer. The Company did not achieve its quarterly corporate performance goals for any quarter in fiscal year 1998. As a result, no personal bonuses were paid.

  Long-Term Incentive Compensation. Initial stock option awards for executive officers are individually determined at or prior to employment at levels which are designed to attract qualified executives and in certain cases to be competitive with options granted by their prior employers. Employees from within the Company who are promoted to positions as executive officers typically receive additional option grants to bring their total option grants up to the level that would have been granted to a person hired for such executive officer position from outside the Company. For additional information regarding options awards, see the compensation tables preceding this report.

  Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1997 Plan, 1996 Plan and 1993 Plan with an exercise price at least equal to the fair market value of the Common Stock on the date of grant will be treated as performance-based compensation under the Treasury regulations promulgated under Section 162(m) of the Code.

  Executive officers receive value from option grants only if the Common Stock appreciates over the long term. The amount of individual option grants is determined based in part on competitive practices at comparable companies and on the Company's philosophy of significantly linking executive compensation with stockholder interests. In determining the size of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive officer, including the number of shares that have vested and that remain unvested. The Committee believes that option grants by the Company to its executive officers and employees are comparable to the average range for comparable companies. In fiscal year 1998, the Committee granted options to purchase an aggregate of 970,000 shares of the Company's Common Stock to five executive officers, Harris Ravine, Peter Bell, Richard Hudzik, Arun Taneja and Jack Corrao.

Corporate Performance and Chief Executive Officer Compensation

  The total compensation program for the Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers. Each year the Compensation Committee reviews the Chief Executive Officer's existing compensation arrangement, the individual performance for the calendar year under review, as well as the Company's performance relative to its peers. In setting the base salary for Mr. Ravine, the Compensation Committee considered industry reports as well as compensation data compiled by members of the Compensation Committee.

  Harris Ravine was appointed as Chief Executive Officer effective June 3, 1997. Under his employment agreement, Mr. Ravine's base salary is $300,000. Effective August 1, 1998 Mr. Ravine and the Company agreed to reduce his salary to $250,000 in connection with the Company's cost restructuring. Pursuant to his employment agreement, Mr. Ravine was granted an option in June 1997 to purchase 700,000 shares of the Company's Common Stock under the 1996 Plan at an exercise price of $1.125, the fair market value of the stock on the date of grant. Such option was amended on November 5, 1997, pursuant to which the number of shares underlying the option was reduced from 700,000 to 475,000 by canceling 225,000 shares which were subject to performance-based vesting. Mr. Ravine was granted an additional option on November 5, 1997 to purchase 275,000 shares of the Company's Common Stock. In determining the base salary and size of the option grant, the Compensation Committee considered Mr. Ravine's previous experience and proven leadership in implementing strategic and financial initiatives designed to augment the Company's development and commercialization efforts. The Compensation Committee also considered industry reports as well as industry compensation data. The Compensation Committee believes the size of the stock option grant was appropriate in order to align Mr. Ravine's total compensation with the performance of the Company and, ultimately, the interests of the stockholders.

Conclusion

  Through the programs described above, a significant portion of the Company's compensation program and the compensation of the Company's Chief Executive Officer are contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                          COMPENSATION COMMITTEE

                                          Cornelius P. McMullan
                                          Melville Straus

                   PERFORMANCE MEASUREMENT COMPARISON (/1/)

  The following graph shows a comparison of cumulative total returns of an investment of $100 in cash for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States and Foreign Companies) (the "CRSP NASDAQ U.S. and Foreign Index"), and the Center for Research in Securities Prices Index for the NASDAQ Computer and Manufacturer Stocks (the "CRSP NASDAQ Computer and Manufacturer Index") for the five year period ended October 31, 1998. The graph assumes that all dividends have been reinvested.

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

   (Andataco, Inc., CRSP NASDAQ U.S. and Foreign Index, CRSP NASDAQ Computer
                              Manufacturer Index)

                              [PERFORMANCE GRAPH]

                    ASSUMES $100 INVESTED ON OCT. 31, 1993
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING OCT. 31, 1998


  Index Description          10/31/93 10/31/94 10/31/95 10/31/96 10/31/97 10/31/98
----------------------------------------------------------------------------------
  Andataco, Inc...........    $100.00  $ 43.75  $ 35.94  $ 25.00  $ 25.78  $  9.38
  CRSP Total Return Index
   for the NASDAQ Computer
   and Manufacturer
   Stocks.................    $100.00  $113.24  $192.25  $240.80  $317.52  $506.49
  CRSP Total Index for the
   NASDAQ Stock Market
   (U.S. and Foreign).....    $100.00  $100.04  $133.53  $156.97  $206.48  $227.73

-------
(/1/This)Section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                             CERTAIN TRANSACTIONS

  Andataco has entered into a ten-year lease with Syko Properties, Inc., a corporation wholly-owned by W. David Sykes, dated January 1, 1993, for 42,384 square feet of industrial office space located at 10140 Mesa Rim Road, San Diego, California (the "Lease"). The Lease term commenced on April 1, 1993 and expires on March 31, 2003. ANDATACO of California has four five-year options to renew the Lease at market rates. The current monthly rental payment under the Lease is $27,500.

  Pursuant to a Subordinated Promissory Note dated February 10, 1997 (the "Note"), Andataco has promised to pay W. David Sykes the principal sum of $5,195,548.87 plus interest at 9% per annum. The Note is due and payable in full on June 30, 2004. Mr. Sykes receives monthly interest payments from the Company in the amount of $38,967.

  The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Massachusetts law and the Company's By-laws.

  The Company has entered into certain additional transactions with its directors and executive officers, as described under the captions "Executive Compensation--Compensation of Directors" and "Executive Compensation-- Employment Agreements."

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Diane Wong
                                          Clerk

March 1, 1999

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 31, 1998 is available without charge upon written request to: Andataco, Inc., 10140 Mesa Rim Road, San Diego, California 92121.

                                ANDATACO, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 8, 1999

  The undersigned hereby appoints HARRIS RAVINE and DIANE WONG, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Andataco, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Andataco, Inc. to be held at 10140 Mesa Rim Road, San Diego, California, on Thursday, April 8, 1999 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                             FOLD AND DETACH HERE

                          (CONTINUED FROM OTHER SIDE)

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.        MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSAL 1: To elect four directors to hold office until the 2000 Annual Meeting of Stockholders.
FOR all nominees     WITHHOLD AUTHORITY  NOMINEES: Harris Ravine, W. David Sykes, Cornelius P. McMullan and Melville Straus
listed to the right   to vote for all
 (except as marked    nominees listed    TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S) BELOW:
  to the contrary)      to the right.
     [____]                [____]          ---------------------------------------------------------------------------------------

PROPOSAL 2: To ratify selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending
October 31, 1999.

                                                 FOR        AGAINST       ABSTAIN
                                                [____]       [____]        [____]

                                                           DATED
                                                                  ------------------------------------------------------------------

                                                                  ------------------------------------------------------------------

                                                                  ------------------------------------------------------------------
                                                                                              SIGNATURE(S)

                                                                  Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign.
                                                                  Executors, administrators, trustees guardians and attorneys-in-
                                                                  fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in
                                                                  partnership name by authorized person.

                                                                  PLEASE VOTE, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
                                                                  ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                             FOLD AND DETACH HERE